Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-141489) of Progen Pharmaceuticals Limited and in the related Prospectus of our reports dated August 28, 2008, with respect to the consolidated financial statements of Progen Pharmaceuticals Limited and the effectiveness of internal control over financial reporting of Progen Pharmaceuticals Limited, included in this Annual Report on Form 20-F for the year ended June 30, 2008.

/s/ Ernst & Young

Brisbane, Australia

January 13, 2009